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EXHIBIT 10.1

                         AGREEMENT OF PURCHASE AND SALE

This agreement (the "Agreement") dated as of the 17th day of March, 2005 between OTTAWA COMMUNITY HOUSING CORPORATION (the "Purchaser") and GSI LUMONICS INC. (the "Vendor") provides for the purchase of the land and premises (the "Property") comprising approximately 3.18 acres and municipally known as 39 Auriga Drive, Ottawa, Ontario. The Property is more particularly described as Parts 1 and 2 on the draft reference plan attached as Schedule "A" to this Agreement. For good and valuable consideration, the receipt and adequacy of which are acknowledged, the Purchaser and Vendor agree as follows:

1. PURCHASE, PURCHASE PRICE AND CLOSING DATE: The Purchaser agrees to purchase and the Vendor agrees to sell the Property on the terms and conditions set out in this Agreement and for the purchase price (the "Purchase Price") of TWO MILLION AND SEVENTY-FIVE THOUSAND DOLLARS (CDN $2,075,000.00) payable as to SEVENTY-FIVE THOUSAND DOLLARS ($75,000.00) by cheque to be delivered by the Purchaser within 24 hours of the execution and acceptance of this Agreement to the Vendor's agent, namely Colliers Macaulay Nicolls (Ontario) Inc. "In Trust" to be held as a deposit (the "Deposit"), and the balance, subject to adjustment, payable to the Vendor, or as it may direct, by cash or certified cheque on the completion of this Agreement. This transaction will be completed on the earlier of the 27th day of May, 2005 or fifteen (15) days after satisfaction of the condition set out in paragraph 2(b)(i) (the "Closing Date").

2.    CONDITIONS:

a. PURCHASER'S CONDITIONS: The Purchaser's obligation to carry out the transaction contemplated by this Agreement is subject to the satisfaction or waiver by the Purchaser of each of the following conditions by the dates specified, which conditions are for the sole benefit of the Purchaser and which may be waived by the Purchaser in its sole discretion:

      i. DUE DILIGENCE: This Agreement is conditional upon the inspection and approval of the physical property by the Purchaser, its agents, consultants or any other persons as the Purchaser deems necessary. The physical inspection

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            shall include but not be limited to roof, mechanical, environmental, and structural space inspections, the examination of any legal restrictions, rights of way or easements which the Vendor is not obliged to discharge on or before the Closing Date, and the obtaining of reports satisfactory to the Purchaser at its own expense. The Vendor agrees to co-operate with the Purchaser in providing reasonable access to the Property for the purpose of this inspection and Purchaser agrees that Vendor will have the right to have one or more representatives of Vendor accompany Purchaser's representatives, agents or designees while they are on the Property. Unless the Purchaser gives notice in writing delivered to the Vendor not later than 5:00 pm Ottawa Time on the 30th day of April, 2005 (the "Condition Date") that this condition is fulfilled, this Agreement shall be null and void and the deposit shall be returned to the Purchaser in full (without interest). This condition is included for the sole benefit of the Purchaser and may be waived at their option in writing to the Vendor within the time period stated herein.

   Any damage resulting from the Purchaser's tests or investigations will be promptly repaired at its sole expense.

      ii. CLOSING DATE: As of the Closing Date, the representations and warranties of the Vendor set out in this Agreement will be true and accurate and of the same effect as if made on and as of the Closing Date and all the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor on or prior to the Closing Date will have been complied with or performed.

b. Vendor's Conditions: The Vendor's obligation to carry out the transaction contemplated by this Agreement is subject to the satisfaction or waiver by the Vendor of each of the following conditions by the dates specified, which conditions are for the sole benefit of the Vendor and which may be waived by the Vendor in its sole discretion:

      i. SEVERANCE: The completion of this transaction is conditional for a period of four (4) months from the date of execution of this Agreement (the "Conditional Period"),

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            upon the Vendor obtaining the consent of the Committee of
            Adjustment/Land Division Committee for the City of Ottawa to the severance of the subject Property, with all conditions imposed in connection therewith having been fully satisfied or completed prior to the expiry of the Conditional Period, and there being no appeal therefrom. The Vendor shall be responsible for all costs in respect of filing the severance application with the Committee of Adjustments. The Vendor agrees to proceed diligently to procure such consent, and to satisfy all conditions imposed in connection therewith, all at the Vendor's sole cost and expense. This condition is included for the sole benefit of the Vendor and may be waived at its option in writing to the Purchaser within the time period stated herein. Unless the Vendor gives written notice to the Purchaser prior to the expiration of the Conditional Period that the foregoing condition has been satisfied, this Agreement shall be null and void, and the deposit shall be returned to the Purchaser, without interest or deduction.

      ii. CLOSING DATE: As of the Closing Date, the representations and warranties of the Purchaser set out in this Agreement will be true and accurate and of the same effect as if made on and as of the Closing Date and all the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser on or prior to the Closing Date will have been complied with or performed.

      iii.VENDOR'S BOARD APPROVAL: This Agreement is conditional upon the Vendor obtaining final approval from its Board of Directors. Unless the Vendor gives notice in writing delivered to the Purchaser not later than 5:00 pm Ottawa Time on the 31st day of March, 2005 that this condition is fulfilled, this Agreement shall be null and void and the deposit shall be returned to the Purchaser without interest or deduction. This condition is included for the sole benefit of the Vendor and may be waived at their option in writing to the Purchaser within the period stated herein.

3. VENDOR'S REPRESENTATIONS: The Vendor covenants, represents and warrants to and in favour of the Purchaser that:

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      a. ENVIRONMENTAL: To the best of the Vendor's knowledge and belief and without investigation and subject to the provisions contained in section 5.e below, the Property has never been used at any time as a landfill or waste disposal site and that the use and occupation of the Property and condition of the Property do not contravene any law, by-law, order, ordinance, ruling, regulation, guideline, policy, certificate, approval, consent or directive of any applicable federal, provincial or municipal government, department, agency or authority or any court relating to any environmental matters relating to the Property and the Property does not contain any contaminant, pollutant, dangerous, noxious or toxic substance, hazardous waste, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or any other substance or material ("Hazardous Substance") that may be detrimental to the environment, including the air, soil, subsoil or surface or ground water at the Property. The Vendor has not emitted, released, discharged or disposed or deposited any Hazardous Substance at or near the Property and there are no claims, actions, prosecutions, charges or any other proceedings, and the Vendor has received no notice of any such proceedings, which relate to the environmental status of the Property.

      b. SECTION 116: The Vendor is not now, and will on the Closing Date not be, a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

      c. LIABILITIES: There are no contracts, agreements or employees associated with the Property in respect of which the Purchaser will incur any liability as a result of becoming the owner of the Property.

      d. CHARGES AND LEVIES: There are no local improvement charges, development charges or special levies outstanding against the Property and there will be no such charges or levies outstanding against the Property as of the Closing Date.

      e. WORK ORDERS: If any work order, deficiency notice, notice of violation or other communication from any governmental authority or other regulating entity is received by the Vendor or the Purchaser on or prior to the Closing Date, the Vendor will, at its

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      expense, perform any required work or other actions required pursuant to such communication on or prior to the Closing Date.

      f. NO LITIGATION: There are no actions, suits or proceedings pending or, to the knowledge of the Vendor, threatened against or affecting the Vendor, the Property or the occupancy or use of the Property by the Vendor, in law or in equity, which could affect the validity of this Agreement or any transaction provided for in this Agreement, the title to the Property or any part of the Property, the conveyance of the Property to the Purchaser, the right of the Purchaser from and after the Closing Date to own, occupy and obtain the revenue from the Property or any action taken or to be taken in connection with this Agreement.

      g. NO INDEBTEDNESS CONSTITUTING A LIEN: The Vendor will not on the Closing Date have any indebtedness to any person that might by operation of law or otherwise constitute a lien, charge or encumbrance on the Property or any part of the Property or which could affect the right of the Purchaser, from and after the Closing Date, to own occupy and obtain the revenue from the Property.

      h. LICENSES, APPROVALS & PERMITS: All necessary licenses, approvals and permits for the construction, occupancy and operation of the Property and for its existing use have been obtained.

      I. VACANT POSSESSION: The Property is not subject to any lease or agreement to lease and the Purchaser shall have vacant possession of the Property on the Closing Date.

4. PURCHASER'S REPRESENTATIONS: The Purchaser covenants, represents and warrant to and in favour of the Vendor that:

      a. AUTHORITY TO EXECUTE ORGANIZATION: Purchaser is validly organized and in good standing under the laws of the province of its organization, and the execution of this Agreement, delivery of money and all required documents, Purchaser's performance of this Agreement and the transaction contemplated hereby have been duly authorized by the

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      requisite action on the part of the Purchaser and Purchaser's directors, partners, members, managers or trustees.

      b. PURCHASER ACKNOWLEDGEMENT: As of the expiration of the Condition Date Purchaser acknowledges that it has been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, either independably or through agents and experts of Purchaser's choosing and that Purchaser is acquiring the Property based upon Purchaser's own investigation and inspection thereof, but subject to its reliance on the representations and warranties of the Vendor contained in this Agreement.

5. VENDOR'S DELIVERIES/COVENANTS: The Vendor will provide to the Purchaser the following:

      a. SURVEY AND OTHER DOCUMENTATION: The Vendor covenants to make available to the Purchaser within three (3) Business Days after acceptance hereof, any plan of survey and structural, mechanical, electrical and architectural drawings that are in the possession of the Vendor. For clarity, the Vendor shall have no responsibility to provide any new or up to date survey except as may be in the Vendor's possession as of the date of this Agreement. Any surveys, tests, investigations, or studies performed by or at the direction of Purchaser shall be at Purchaser's sole cost and expense.

      b. MISCELLANEOUS DOCUMENTATION: Between the date of this Agreement and the Condition Date, the Vendor shall, upon reasonable written request in advance by the Purchaser, provide the Purchaser with reasonable access to pertinent files, documents, inspection reports and historical building operating statements that are in the possession of the Vendor. In addition, the Vendor shall cooperate in providing reasonable access to Purchaser and its contractors for the purpose of completing roof, mechanical, environmental, and structural space inspections. All costs of such inspections shall be the responsibility of Purchaser and shall be at Purchaser's sole cost and expense. Purchaser shall restore any damage caused to the Property by Purchaser entry on the Property for

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      inspection purposes at Purchaser's sole cost and expense if the transaction contemplated under this Agreement is not completed.

      c. MATERIAL CHANGE(S): The Vendor covenants that until the successful completion of this transaction, the Vendor will give the Purchaser prompt written notice of any material change of which the Vendor becomes aware in respect of any of the documentation delivered pursuant to this Agreement, or any change of which the Vendor becomes aware in respect of the Property.

      d. COMMISSIONS: The Vendor shall pay any real estate commissions payable in connection with the sale of the Property to any agent or broker retained by the Vendor in connection therewith.

      e. UNDERGROUND STORAGE TANK: A 2000-litre underground storage tank ("UST") is presently located outside the south-east corner of the building located on the Property and is connected to a room within the building designated as the "Chemical Storage" room. The Vendor covenants and agrees with the Purchaser that on or before the Closing Date the Vendor shall, at its expense:

      i. engage the services of a qualified, licensed contractor to excavate and remove from the Property the UST and all associated piping which connects the UST to the "Chemical Storage" room and reinstate the Property; and

      ii. provide to the Purchaser a report addressed to the Purchaser (and its lenders) from an environmental consultant acceptable to the Purchaser, acting reasonably, to the effect that the UST and associated piping have been removed from the Property and that the soil in the immediate vicinity of the UST is free of any Hazardous Substances.

6. PURCHASER EXCLUSIVITY: The Purchaser covenants to maintain full exclusivity and not enter into negotiations or submit Agreements to obtain economic interest in any other property until this Agreement has been formally completed or terminated.

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7.    TITLE: Provided that title to the Property will be marketable and free and clear of all liens, charges, encumbrances, easements, encroachments, rights-of-way, dower or spousal claims, restrictive covenants, reservations and defects of every nature or kind other than any building or other restrictions registered on title to the Property, and any easements or rights-of-way for the installation of and/or maintenance of services, utilities, provided same have been complied with to the Closing Date. The Purchaser will be allowed until the 30th day of April 2005 to examine the title to the Property at its own expense. If within that time the Purchaser provides any valid objection to title or description in writing to the Vendor which the Vendor is unable or unwilling to remove or satisfy and which the Purchaser will not waive, this Agreement will, at the option of the Purchaser, and notwithstanding any intermediate acts or negotiations in respect of such objection, terminate and the Deposit and other monies paid under this Agreement by the Purchaser, together with accrued interest, will be returned to the Purchaser immediately. The Vendor covenants to discharge all liens, charges, and other encumbrances on or prior to the Closing Date and will deliver up vacant possession of the Property on the Closing Date.

8.    ADJUSTMENTS:

      a. UTILITIES: The amount due on any gas, electrical, water, sewer, or other utility bill relating to the Property shall be paid by the Vendor as of the Closing Date (the day itself to be apportioned to the Purchaser). Any utility deposits made by Vendor shall be and remain the property of the Vendor. The Vendor shall terminate all such utilities in its name as of the Closing Date and shall have no further obligation to pay any such utilities. Purchaser shall be responsible for notifying all utilities and commencing and paying for their own service as of the Closing Date.

      b. REALTY TAXES: All real estate taxes in respect to any calendar year prior to the year in which the Closing Date occurs, including penalties, interest and deferred payments, shall be paid by Vendor on or before the Closing Date. Purchaser shall have the same obligation for the period of time subsequent to the calendar year in which the Closing Date occurs. All real estate taxes attributable to the Property due and payable in the calendar year in which the Closing Date occurs shall be prorated as of the Closing Date

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      (the day itself to be apportioned to the Purchaser). If the Closing Date shall occur before the actual real estate taxes for the year of the Closing Date (i.e. taxes due and payable in 2005) are known, the apportionment of real estate taxes shall be upon the basis of the real estate taxes for the immediately preceding year, provided that if the taxes for the current year are thereafter determined to be more or less than the real estate taxes for the preceding year (after any appeal in assessed valuation thereof is concluded) Vendor and Purchaser promptly shall adjust the proration of such real estate taxes and Vendor or Purchaser, as the case may be, shall pay to the other any amount required as a result of such an adjustment; If there is any refund, this shall be prorated between Vendor and Purchaser based on the Closing Date. For purposes of calculating prorations, all prorations shall be made on the basis of the actual number of days of the year and monthly which have elapsed as of the Closing Date.

      c. INSURANCE: Any insurance maintained by the Vendor will not be transferred as of the Closing Date but the Property will remain the responsibility of the Vendor until the Closing Date. All risk of loss or damage with respect to the Property shall pass from the Vendor to Purchaser on the Closing Date.

9. GST: No goods and services tax will be paid by the Purchaser to the Vendor with respect to the purchase by the Purchaser of the Property if the Purchaser provides to the Vendor on or prior to the Closing Date a certificate of the Purchaser indicating the Purchaser's registration number for the purpose of the Goods and Services Tax imposed under the Excise Tax Act (Canada).

10. CLOSING ARRANGEMENTS AND VENDOR'S DELIVERIES: This Agreement shall be completed on the Closing Date between the hours of 9:30 a.m. and 4:30 p.m. Where each of the Vendor and Purchaser retain a lawyer to complete the Agreement of Purchase and Sale of the Property, and where the transaction will be completed by electronic registration pursuant to Part lll of the Land Registration Reform Act, R.S.O., 1990, Chapter 14 and any amendments thereto, the Vendor and Purchaser acknowledge and agree that the delivery of documents and the release thereof to the Vendor and Purchaser may, at the lawyer's discretion (a) not occur contemporaneously with the registration of the transfer/deed of land or other registrable documentation and (b) be subject to

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conditions whereby the lawyer receiving documents and/or money will be required to hold them in trust and not release them except in accordance with the terms of a written agreement between the lawyers. On the Closing Date the Vendor will deliver to the Purchaser the following documents:

      a. DEED: A registrable transfer/deed to the Property in fee simple;

      b. CERTIFICATE: A Certificate of the Vendor certifying that it is not a non-resident within the meaning of S. 116 of the Income Tax Act (Canada) and that the representations and warranties of the Vendor contained in this Agreement are true and accurate as of the Closing Date;

      c. UNDERTAKING: An undertaking to adjust and readjust any items properly adjustable pursuant to this Agreement.

      d. KEYS: All keys and entry devices with respect to the Property and the combination of any locks and vaults.

      e. TELEPHONES: A bill of sale of the telephone system and hand sets which are located on the Property, excluding the telephone system and hand sets currently being used by Vendor's employees, and which the Vendor warrants are owned by it free from encumbrance.

      f. OTHER. Such other bills of sale, transfers, assignments, declarations, discharges if any, and documents relating to the completion of this Agreement as may be reasonable necessary and appropriate to complete the transaction contemplated in the Agreement.

11. CLOSING DELIVERIES OF THE PURCHASER. The Purchaser will on the Closing Date deliver to the Vendor the balance of the Purchase Price by a certified cheque or bank draft payable to the Vendor, or as the Vendor may in writing direct; an undertaking to readjust; the GST certificate

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referred to in Section 9 and such other documentation as may be reasonably necessary and appropriate to complete the transaction contemplated in this Agreement.

12. RISK. All buildings and improvements on the Property will be and remain until the Closing Date at the risk of the Vendor. Until completion of this Agreement, the Vendor will maintain insurance on the Property in such amounts as a careful and prudent owner of similar property and premises would maintain. Pending completion, the Vendor will hold all insurance policies, if any, and the proceeds from any such policies in trust for the parties as their interests may appear and in the event of damage, the Purchaser may either terminate this Agreement and have the Deposit and other monies paid under this Agreement by the Purchaser returned together with any accrued interest or, at its option, take the proceeds of any insurance and complete the purchase.

13. LIABILITY OF PURCHASER. If the Purchaser shall default in the performance of any obligation under this Agreement and such default entitles the Vendor to terminate this Agreement, such right of termination will be the Vendor's only remedy and the Vendor will be entitled to retain the Deposit as liquidated damages and not as a penalty.

14. CONFIDENTIALITY. Vendor and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing Date, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made and each party agrees to use best efforts to prevent disclosure of this transaction, other than
(i) to directors and officers of the parties, and employees, prospective mortgage lenders of Purchaser, solicitors, accounts, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with confidentially provisions hereof or (ii) as required by law. Upon termination of this Agreement for any reason by either party, Purchaser shall have the obligation to return to Vendor all documents and copies thereof and any other information received by Purchaser from Vendor or Vendor's agents with respect to the Property ("Information") and shall not disclose to any third party the contents thereof.

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15.   GENERAL. Any tender of documents or money may be made upon the Vendor or the Purchaser or upon their respective solicitors and money may be tendered by certified cheque or bank draft drawn on a Canadian Chartered Bank. This Agreement will be binding upon and enure to the benefit of the Vendor and the Purchaser and their respective successors and assigns. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same Agreement. Counterparts may be executed either in an original or fax form and the parties agree to adopt any signature received by facsimile as original signatures, provided however that any party providing its signature in such manner promptly forward to the other party an original of the signed copy of the Agreement which was so faxed. This Agreement will be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable to this Agreement and will be treated in all respects as an Ontario contract. The use of the headings in this Agreement is for convenience of reference only and will not affect the meaning or construction of this Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, warranties or representations, discussions and negotiations with respect to the Agreement, whether oral or written. If the time limited for the performance or completion of any matter in this Agreement does not fall on a day that the public offices for registering documents to be delivered pursuant to this Agreement are open for business (a "Business Day"), the time so limited will extend to the next following Business Day. The parties will promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things to carry out the true intent of this Agreement.

16. RIGHT OF FIRST REFUSAL. If the Vendor shall obtain from a bona fide arm's length person (the "Offeror") a bona fide arm's length offer (the "Offer") to purchase from the Vendor (the "Selling Party") all or part of those lands more particularly described as Parts 3 and 4 on the draft reference plan attached as Schedule "A", (the "Surplus Property") at a price and on terms that the Selling Party is prepared to accept, the Selling Party shall offer to sell the Surplus Property to the Purchaser in accordance with the following provisions:

      a. The Selling Party shall give to the Purchaser notice in writing (the "Notice of Offer") accompanied by a copy of the Offer. The Notice of Offer shall set out:

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                                       13

            i) the portion of the Surplus Property to which the Offer relates;

            ii) a statement that the Selling Party will accept the Offer of the Offeror and complete the sale of the Surplus Property (or if the Offer has been accepted subject to compliance with this clause, that the Selling Party will complete the sale of the Surplus Property) if the Surplus Property is not purchased by the Purchaser pursuant to the following provisions of this paragraph.

      b. The Notice of Offer shall be deemed to be an offer by the Selling Party to sell to the Purchaser the Surplus Property on the terms contained in the Offer, except that the closing date shall be sixty
            (60) days after the end of the fifteen (15) day period referred to in c. below (unless an earlier or later closing date is agreed upon).

      c. The Purchaser shall be entitled, within fifteen (15) days following the giving of the Notice of the Offer, to give to the Selling Party written notice (the "Purchaser Notice") accepting the offer of the Selling party represented by the Notice of Offer and the transaction shall be completed accordingly.

      d. If the Offer relates to part of the Surplus Property, the remaining parts shall continue to be subject to the provisions of this paragraph.

17. NOTICE. Any notice, certificate, consent, waiver, amendment or other written communication required or permitted to be given under the Agreement will be in writing made by the parties or their respective solicitors and will be effectively given and made if delivered personally or by facsimile communication, in the case of the Vendor, addressed to it at:

      GSI Lumonics Inc.
      39 Manning Road
      Billerica, MA 01821
      U.S.A.
      Attention: Corporate Counsel
      Facsimile No.: (978) 663-9466

With a copy to:

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                                       14

      Colliers International
      55 Metcalfe Street, Suite 240,
      Ottawa, Ontario
      K1P 6L5
      Attention: Mr. Peter D. Saarty
      Facsimile No. (613) 567-8035

And in the case of the Purchaser, addressed to it at:

      2197 Riverside Drive, Suite 600,
      Ottawa, Ontario
      K1H 1A9
      Attention:  Mr. Ronald P. Larkin, General Manager
      Facsimile No.: (613) 731-4463

Any communication given or made will be deemed to have been given or made on the day it was received unless (i) it was received after 5 p.m. or (ii) if such day is not a Business Day, in each which cases it will be deemed to have been given and made and to have been received on the next following Business Day.

IN WITNESS WHEREOF the parties have executed this Agreement.

OTTAWA COMMUNITY HOUSING CORPORATION      GSI LUMONICS INC.

By: ____________________________          By: ____________________________

Name: Ronald P. Larkin                    Name: Thomas R. Swain

Title: I/General Manager                  Title: Vice President, Finance and CFO

I have authority to bind the              I have authority to bind the
  Corporation.                              Corporation.